Summary Financial Projections ($ in millions, except for dayrates) 1 Source:Management estimates. Note: Drilling rig counts and pressure pumping spreads presented as of year end; assumes $0 cash taxes. Other includes royalty income from rock quarry and interest on note receivable taken upon sale of Hodges Trucking to Aveda Transportation. Excludes non-cash expense. Net of $0.8 million in asset sale proceeds realized in January and February. SUMMARY FINANCIAL PROJECTIONS (c) Exhibit 99.2